EXHIBIT 11

                 Statement of Computation of Per Share Earnings

     Set forth below are the bases for the computation of earnings per share for the periods shown.

                                              Nine Months Ended September 30,
                                              -------------------------------
       Earnings Per Common Share                  2001              2000

          Basic                                   $0.50            $0.28
          Average Shares Outstanding            2,889,161        2,887,424
          Diluted                                 $0.48            $0.28
          Average Shares Outstanding            3,023,790        2,887,424
          (including dilutive effect of
          options and warrants)



                                              Three Months Ended September 30,
                                              --------------------------------
       Earnings Per Common Share                  2001             2000

          Basic                                   $0.08            $0.14
          Average Shares Outstanding            2,890,791        2,887,424
          Diluted                                 $0.07            $0.14
          Average Shares Outstanding            3,025,420        2,887,424
          (including dilutive effect of
          options and warrants)







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